Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Simon Bowman, ext. 3645	July 30, 2013
Shelly Oates, ext. 3202

AmeriGas Partners Reports Strong Third Quarter Results, Confirms Guidance

VALLEY FORGE, Pa., July 30 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported a seasonal net loss attributable to AmeriGas Partners for the third quarter of fiscal 2013 ended June 30, 2013 of $34.6 million compared to a seasonal net loss of $89.4 million for the third quarter of fiscal 2012. Net loss attributable to AmeriGas Partners, L.P. for the current-year period includes the impact of $9.9 million in transition expenses associated with the integration of Heritage Propane. Net loss attributable to AmeriGas Partners, L.P. for the prior-year quarter includes $15.0 million in transition expenses.

The Partnership's adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) increased to $69.0 million for the third quarter of 2013 compared to $16.8 million for the same period last year. The improved results for the current-year period reflect weather that was colder than the prior-year period and synergies from the integration of Heritage Propane.

For the three months ended June 30, 2013, retail propane volumes sold were 224.7 million gallons compared with retail propane volumes of 204.0 million gallons in the prior-year period. Weather for the quarter was essentially normal while weather for the prior-year period was 24% warmer than normal, according to the National Oceanic and Atmospheric Administration (NOAA).

Jerry E. Sheridan, chief executive officer of AmeriGas, said, “Our results for the third quarter truly illustrate the earnings power of the new AmeriGas. The four-fold increase in Adjusted EBITDA versus the same period last year was not only driven by near-normal weather, but also by strong demand in our AmeriGas Cylinder Exchange and National Accounts programs. These growth initiatives, combined with our expanded footprint for retail bulk deliveries, drove a greater-than 10% increase in retail volume over last year. Additionally, we are pleased to announce that we have substantially completed the integration of Heritage Propane and saw the benefits of the acquisition materialize in a significant decrease in operating expenses from the prior-year period.”

Sheridan continued, “Given our results thus far and our current assessment of business conditions for the remainder of the fiscal year, we continue to anticipate Adjusted EBITDA for fiscal 2013 of $620 million to $635 million and we remain on track to deliver at least $60 million in net synergies this year from the acquisition.”

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AmeriGas Partners Reports Strong Third Quarter Results, Confirms Guidance	Page 2

Revenues for the quarter increased to $581.7 million from $571.9 million in the prior-year period, reflecting the higher retail volumes sold offset largely by lower average selling prices. The average wholesale cost of propane at Mont Belvieu, Texas, for the current quarter was approximately 7% lower than the average cost in the same period last year. Total margin increased $38.1 million principally due to the higher volumes sold and modestly higher average retail propane unit margins.

Operating and administrative expenses decreased $18.5 million reflecting synergies from the Heritage acquisition, lower transition expenses, and lower self-insured liability and casualty expenses. Operating income increased $54.9 million primarily reflecting the higher total margin and lower operating and administrative expenses partially offset by increased depreciation and amortization expenses ($3.0 million).

EBITDA, Adjusted EBITDA, and total margin are non-GAAP financial measures. Adjusted EBITDA is defined herein as earnings before interest expense, income taxes, depreciation and amortization, losses on extinguishment of debt and Heritage Propane acquisition and transition expenses.  Total margin represents total revenues less total cost of sales. Management believes the presentation of these measures provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. These measures are not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P.  A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

About AmeriGas Partners, L.P.
AmeriGas is the nation's largest retail propane marketer, serving over two million customers in all 50 states from approximately 2,100 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. Heritage ETC, L.P., an affiliate of Energy Transfer Partners, L.P., owns 24% of the Partnership and the public owns the remaining 50%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 9:00 AM ET on Wednesday, July 31, 2013. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on July 31 through 9:00 PM ET on August 5. The replay may be accessed at 1-877-344-7529, conference ID 10019735 and International access 1-412-317-0088, conference ID 10019735.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

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AmeriGas Partners Reports Strong Third Quarter Results, Confirms Guidance	Page 3

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. You should read the Partnership's Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-13	###	7/30/13

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012	2013	2012
Revenues:
Propane	$518,361	$507,529	$2,413,802	$2,227,576	$2,863,857	$2,646,322
Other	63,358	64,416	220,771	183,755	281,001	225,142
	581,719	571,945	2,634,573	2,411,331	3,144,858	2,871,464
Costs and expenses:
Cost of sales - propane	283,037	312,487	1,306,728	1,394,860	1,554,526	1,683,983
Cost of sales - other	22,657	21,516	63,460	52,962	87,569	68,186
Operating and administrative expenses	224,452	242,905	733,267	655,090	966,870	801,627
Depreciation	41,738	38,311	117,668	94,593	157,300	115,717
Amortization	10,775	11,204	32,825	23,902	43,821	27,119
Other income, net	(7,579)	(6,190)	(23,385)	(16,931)	(32,975)	(22,090)
	575,080	620,233	2,230,563	2,204,476	2,777,111	2,674,542
Operating income (loss)	6,639	(48,288)	404,010	206,855	367,747	196,922
Gain (loss) on extinguishments of debt	—	30	—	(13,349)	—	(32,665)
Interest expense	(41,247)	(41,853)	(124,219)	(103,431)	(163,429)	(119,584)
(Loss) income before income taxes	(34,608)	(90,111)	279,791	90,075	204,318	44,673
Income tax benefit (expense)	59	208	(516)	(1,006)	(1,441)	(909)
Net (loss) income	(34,549)	(89,903)	279,275	89,069	202,877	43,764
Add net loss (deduct net income) attributable to AmeriGas Partners, L.P.	(46)	521	(3,997)	(2,041)	(3,602)	(1,931)
Net (loss) income attributable to AmeriGas Partners, L.P.	$(34,595)	$(89,382)	$275,278	$87,028	$199,275	$41,833
General partner’s interest in net (loss) income attributable to noncontrolling interests	$5,045	$3,355	$16,648	$9,628	$20,139	$10,742
Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$(39,640)	$(92,737)	$258,630	$77,400	$179,136	$31,091
(Loss) income per limited partner unit (a)
Basic	$(0.43)	$(1.00)	$2.70	$0.91	$1.92	$0.33
Diluted	$(0.43)	$(1.00)	$2.70	$0.91	$1.92	$0.33
Average limited partner units outstanding:
Basic	92,838	92,783	92,830	77,615	92,824	72,466
Diluted	92,838	92,783	92,904	77,668	92,899	72,520
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	224.7	204.0	1,039.8	814.3	1,243.0	960.7
EBITDA (b)	$59,106	$1,778	$550,506	$309,960	$565,266	$305,162
Adjusted EBITDA (b)	$68,968	$16,785	$571,252	$350,201	$605,307	$364,719
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$12,645	$11,203	$33,992	$34,507	$44,550	$44,518
Transition capital related to Heritage integration	$4,749	$3,000	$15,730	$4,343	$28,995	$4,343
Growth capital expenditures	$8,905	$10,961	$31,014	$31,414	$40,067	$39,430

(a)
Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2012.

(b)
Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from those used by other companies.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.
Management also uses EBITDA to assess the Partnership's profitability because its parent, UGI Corporation, uses the Partnership's EBITDA to assess the profitability of the Partnership which is one of UGI Corporation's reportable segments. UGI Corporation discloses the Partnership's EBITDA in its disclosure about reportable segments as the profitability measure for its domestic propane segment. EBITDA in the three, nine and twelve months ended June 30, 2013 includes acquisition and transition expense of $9,862, $20,746 and $40,041, respectively, associated with the Heritage Propane acquisition. EBITDA in the three, nine and twelve months ended June 30, 2012 includes acquisition and transition expense of $15,037, $26,892 and $26,892, respectively, associated with the Heritage Propane acquisition. EBITDA in the nine and twelve months ended June 30, 2012 includes pre-tax losses of $13,349 and $32,665, respectively, from extinguishments of debt.
The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2013	2012	2013	2012	2013	2012
Net (loss) income attributable to AmeriGas Partners, L.P.	$(34,595)	$(89,382)	$275,278	$87,028	$199,275	$41,833
Income tax (benefit) expense	(59)	(208)	516	1,006	1,441	909
Interest expense	41,247	41,853	124,219	103,431	163,429	119,584
Depreciation	41,738	38,311	117,668	94,593	157,300	115,717
Amortization	10,775	11,204	32,825	23,902	43,821	27,119
EBITDA	$59,106	$1,778	$550,506	$309,960	$565,266	$305,162
Heritage Propane acquisition and transition expense	9,862	15,037	20,746	26,892	40,041	26,892
(Gain) loss on extinguishments of debt	—	(30)	—	13,349	—	32,665
Adjusted EBITDA (1)	$68,968	$16,785	$571,252	$350,201	$605,307	$364,719
The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted EBITDA and Adjusted EBITDA for the fiscal year ending September 30, 2013:

Forecast Fiscal Year Ending September 30, 2013
Net income attributable to AmeriGas Partners, L.P. (estimate)	$233,500
Interest expense (estimate)	166,000
Income tax expense (estimate)	1,000
Depreciation (estimate)	158,000
Amortization (estimate)	44,000

EBITDA	$602,500
Transition expenses (estimate)	25,000

Adjusted EBITDA (1)	$627,500
 (1) Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

2